Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated February 16, 2001, included in the Annual Report on Form 10-K of Capitol Transamerica Corporation for the year ended December 31, 2000, with respect to the consolidated financial statements, as amended, included in this Annual Report on Form 10-K/A.

/s/ Ernst & Young LLP
Ernst & Young LLP

Milwaukee, Wisconsin
December 7, 2001